UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )
Filed by the Registrant   ☒                 Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under to §240.14a-12

Gatos Silver, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant))
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

8400 E. Crescent Parkway, Suite 600
Greenwood Village, CO 80111
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 26, 2021
The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Gatos Silver, Inc. (the “Company”) will be held on Wednesday, May 26, 2021 at 10:00 a.m., Mountain Time, to vote on the following matters:
Proposal 1:
election of nine members of our board of directors named in the accompanying proxy statement;

Proposal 2:
ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021;

and transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.
The Annual Meeting will be held in a virtual-only meeting format, via live webcast that will provide stockholders with the ability to participate in the Annual Meeting, vote their shares and ask questions. The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting, as well as information about how to attend the meeting virtually (see “Questions and Answers — How can I attend the Annual Meeting?).
Our board of directors has fixed the close of business on April 1, 2021 as the record date for determining holders of record of our common stock, par value $0.001 per share, entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow us to furnish our proxy materials on the Internet. As a result, we are mailing a “Notice of Internet Availability of Proxy Materials” (the “Notice”) to our stockholders instead of a printed copy of our proxy materials, including the proxy statement and our 2020 annual report to stockholders. The Notice provides instructions on how to access those materials on the Internet and how to obtain printed copies. Further details about how to attend the Annual Meeting online are included in the Notice.
You are cordially invited to attend the Annual Meeting online. Whether or not you plan to attend the Annual Meeting virtually, our board of directors asks that you vote as soon as possible. You may vote by proxy on the Internet, via toll-free telephone number or, if you received a proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Your vote is important and all stockholders are encouraged to attend the Annual Meeting virtually and vote online or by proxy.
Thank you for your support and continued interest in our Company.
By Order of the Board of Directors:
/s/ Janice Stairs

Janice Stairs
Chair of the Board of Directors
Greenwood Village, Colorado
April 12, 2021
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2021
The Company’s proxy statement for the Annual Meeting and its annual report to stockholders for the fiscal year ended December 31, 2020 are available at www.proxydocs.com/GATO.

GATOS SILVER, INC.
2021 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

i

8400 E. Crescent Parkway, Suite 600
Greenwood Village, CO 80111
PROXY STATEMENT
FOR
2021 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
We are furnishing this proxy statement to you in connection with the solicitation of proxies by our board of directors (the “Board”) for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Gatos Silver, Inc. (the “Company”), to be held at 10:00 a.m., Mountain Time, on Wednesday, May 26, 2021, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting.
The Annual Meeting will be held in a virtual-only meeting format, via live webcast that will provide stockholders with the ability to participate in the Annual Meeting, vote their shares and ask questions. For information about how to attend the meeting virtually, see “Questions and Answers — How can I attend the Annual Meeting?” below. Because the Annual Meeting is virtual and being conducted over the Internet, you will not be able to attend the Annual Meeting in person.
On or about April 12, 2021, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to the record holders of our common stock, par value $0.001 per share. The Company’s proxy statement for the Annual Meeting and the Company’s annual report for the year ended December 31, 2020 (the “Annual Report”), which includes the Company’s fiscal 2020 audited consolidated financial statements, are available at www.proxydocs.com/GATO.
QUESTIONS AND ANSWERS
Why did I receive these materials?
Our Board has made these materials available to you on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting virtually and to vote online or by proxy on the proposals described in this proxy statement.
What is included in the proxy materials?
The proxy materials include:
•
this proxy statement;

•
the proxy card or voting instruction form; and

•
our Annual Report.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are making the proxy materials, including this proxy statement and our Annual Report, available to stockholders electronically on the Internet. On or about April 12, 2021, we began mailing the Notice to stockholders of record as of April 1, 2021 (the “Record Date”). Holders of our common stock will be able to access the proxy materials on the Internet at www.proxydocs.com/GATO or request printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy are found in the Notice. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Annual Meeting.

Why is the Annual Meeting virtual only?
We are leveraging technology to hold a virtual Annual Meeting that expands convenient access to, and enables participation by, stockholders from any location around the world. We believe the virtual format encourages attendance and participation by a broader group of stockholders, while also reducing the costs and environmental impact associated with an in-person meeting. In addition, we also believe that it is appropriate given global health concerns associated with the COVID-19 pandemic.
How can I attend the virtual Annual Meeting?
Only stockholders of record and beneficial owners of shares of our common stock as of the Record Date may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting. You will not be able to attend the Annual Meeting physically in person.
In order to attend the Annual Meeting online, you must pre-register at register.proxypush.com/GATO. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.
As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.
On the day of the Annual Meeting, stockholders may begin to log in to the Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 10:00 a.m., Mountain Time, on Wednesday, May 26, 2021.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.
Can I ask questions at the Annual Meeting?
Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions pertinent to the Annual Meeting submitted by stockholders.
What am I voting on?
Our Board is soliciting your vote for:
•
Proposal 1:   election of nine members of our Board; and

•
Proposal 2:   ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2021.

What are the Board’s recommendations?
Our Board recommends you vote:
•
FOR the election of each director nominee (Proposal 1); and

•
FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal 2).

How can I get electronic access to the proxy materials?
The Notice provides you with instructions on how to view the proxy materials for the Annual Meeting on the Internet. The website on which you can view our proxy materials will also allow you to elect to receive future proxy materials electronically by email, which will save us the cost of printing and mailing materials to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.
May I ask questions at the Annual Meeting?
Yes. By attending the Annual Meeting virtually, you will be able to submit questions online by following the instructions provided in the webcast. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions so that more stockholders will have an opportunity to ask questions.
Who is entitled to vote at the Annual Meeting?
Stockholders of record as of the close of business on the Record Date (April 1, 2021) will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.
How many votes do I have?
As of the Record Date, there were 59,409,052 shares of the Company’s common stock outstanding and entitled to vote. Each holder of the Company’s common stock is entitled to cast one vote per share of common stock held by such holder on each matter to be presented at the Annual Meeting.
What is the difference between holding common stock as a holder of record and as a beneficial owner?
Stockholders of Record.   If your shares of common stock are registered directly in your name with our transfer agent, then you are considered the stockholder of record of those shares, and we sent the Notice directly to you.
Beneficial Owners of Common Stock.   If your shares of common stock are held in an account at a broker, bank or other nominee, then you are the beneficial owner of the shares held in street name, and the Notice was sent either directly to you or was forwarded to you by your broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the common stock held in your account.
What constitutes a quorum at the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Company generally entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum. Abstentions, votes withheld and broker non-votes will be counted toward the establishment of a quorum.
How do I vote my shares?
You may attend the Annual Meeting virtually and vote your shares online at the meeting if you are a stockholder of record or a beneficial owner of shares of common stock held in street name. To vote online during the Annual Meeting, please register for the virtual annual meeting by following the instructions in the Notice or the proxy card.
You may vote without attending the Annual Meeting by granting a proxy for shares of which you are the stockholder of record, or by submitting voting instructions to your broker, bank or other nominee for shares that you hold beneficially in street name. In most cases, you will be able to do this by Internet or telephone, or by mail if you received a printed set of proxy materials. However, if your shares are held in street name, the availability of telephone and Internet voting will depend on your institution’s voting procedures.
•
By Internet — You may vote by proxy on the Internet by following the instructions in the Notice, on your proxy card or on the instructions that accompanied your proxy materials.

•
By Telephone — You may vote by proxy on the telephone by following the instructions in the Notice or by calling the toll-free number on your proxy card or on the instructions that accompanied your proxy materials.

•
By Mail — If you received a printed set of proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered in your name or by following the voting instructions provided by your broker, bank or other nominee for shares held beneficially in street name, and mailing it in the envelope provided.

What if I submit my proxy or voting instructions, but do not specify how I want my shares to be voted?
If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.
If you are a beneficial owner of shares of common stock held in street name and do not provide your broker, bank or other nominee that holds your shares with specific voting instructions, such institution may generally vote on routine matters but cannot vote on non-routine matters. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on a non-routine matter, such institution will not have authority to vote your shares on that matter. This result is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.
Which proposals are considered routine or non-routine?
Proposal 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2021) is a proposal we believe is routine, and Proposal 1 (election of directors) is a proposal we believe is non-routine.
How are abstentions, votes withheld and broker non-votes treated?
For the purpose of determining whether stockholders have approved a proposal, abstentions, votes withheld and broker non-votes will not be treated as votes cast for or against the proposal, and will therefore have no effect on the outcome of that proposal.
What vote is required to approve each proposal?
The following table describes the voting requirement for each proposal:
Proposal 1 Election of nine members of our Board	Each director must be elected by a plurality of the votes of the shares of capital stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means the nine nominees who receive the greatest number of FOR votes will be elected. Stockholders may not cumulate votes in the election of directors.
Proposal 2 Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2021	This proposal must be approved by a majority of the votes cast by stockholders. This means the number of votes cast FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the Annual Meeting if you have the right to vote at the virtual Annual Meeting. You may vote again on a later date before the deadline on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable deadline will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by voting at the virtual Annual Meeting. Mere attendance at the virtual Annual Meeting will not automatically revoke your proxy unless you vote at the virtual Annual Meeting or if you specifically request in writing that your prior proxy be revoked.
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways:
•
by submitting written notice of revocation to our General Counsel at Gatos Silver, Inc., 8400 E. Crescent Parkway, Suite 600, Greenwood Village, CO 80111;

•
by submitting another proxy via the Internet, telephone, or mail that is dated as of a later date and properly signed; or

•
by voting at the virtual Annual Meeting.

Mere attendance at the virtual Annual Meeting will not automatically revoke your proxy unless you vote at the virtual Annual Meeting or if you specifically request in writing that your prior proxy be revoked.
If you are a beneficial owner of shares of common stock held in street name, you must contact your broker, bank or other nominee that holds your shares to revoke your voting instructions or change your vote.
Is my vote confidential?
We will handle proxy instructions, ballots and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:
•
as necessary to meet applicable legal requirements;

•
to allow for the tabulation and certification of votes; and

•
to facilitate a successful proxy solicitation.

If you write comments on your proxy card, the proxy card may be forwarded to Company’s management and the Board to review your comments.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the Inspector of Election for the Annual Meeting and announced in a Current Report on Form 8-K or Quarterly Report on Form 10-Q filed with the SEC within four business days after the final voting results are known.
What if other matters come up during the Annual Meeting?
If any other matters properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Who is paying the cost of this proxy solicitation?
We will bear the costs of solicitation of proxies for the Annual Meeting. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies.

PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will elect nine directors to serve on our Board until the next annual meeting of stockholders, or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this proxy statement and to serve if elected.
Our Compensation and Nominating Committee has recommended Janice Stairs, Ali Erfan, Igor Gonzales, Karl Hanneman, Charles Hansard, Igor Levental, David Peat, Stephen Orr and Daniel Muñiz Quintanilla as nominees for election at the Annual Meeting.
We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. We also believe each of these nominees has other attributes necessary to create an effective Board, including high personal and professional ethics, the willingness to engage management and each other in a constructive and collaborative fashion, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led our Compensation and Nominating Committee and the Board to conclude that each individual should be nominated to serve as a director of the Company.
Janice Stairs, 61, has served as a member of our Board since October 2019, including as Chair of the Board since October 2020 and as Lead Director of our Board from January 2020 to October 2020. In addition to our Board, Ms. Stairs also serves on the board of directors of Trilogy Metals Inc. and Marathon Gold Corporation. Ms. Stairs has more than 30 years of experience in the resources sector. From 2011 until 2019, Ms. Stairs served as general counsel and corporate secretary at Namibia Critical Metals Inc. Previously, Ms. Stairs served as general counsel at Endeavour Mining Corporation, as vice president and general counsel at Etruscan Resources Inc., and as partner at the law firm McInnes Cooper (formerly Patterson Palmer). In addition, Ms. Stairs has served on the board of directors of Gabriel Resources Ltd., Namibia Critical Metals Inc., AuRico Gold Inc. and AuRico Metals Inc. Ms. Stairs holds a LL.B. from Dalhousie University and an M.B.A. from Queen’s University. Ms. Stairs is a resident of Halifax, Nova Scotia. We believe that Ms. Stairs’ academic training in law and business and her extensive experience in the resources sector make her a valuable addition to our Board.
Ali Erfan, 55, has served as a member of our Board since May 2019. In addition to our Board, Mr. Erfan serves on the board of directors of Electrum Ltd., Augustus Ltd., Gabriel Resources Ltd., Sunshine Silver Mining & Refining Corporation and Minera Adularia International Ltd. Mr. Erfan was a board member of Reebonz Holding Limited until July 2019. Mr. Erfan has more than 20 years of experience in senior roles in the venture capital and private equity industry. Since 2007, Mr. Erfan has served as a director of The Electrum Group, a privately held global natural resources investment management company, and since 2017, Mr. Erfan has served as vice chairman of The Electrum Group. Previously, Mr. Erfan served as a senior partner at 3i Group, Plc. Mr. Erfan founded the Cogito Scholarship Foundation, a U.K. charity. Mr. Erfan holds an M.B.A. from the London Business School and a B.A. and an M.A. in Politics, Philosophy and Economics from Oxford University. Mr. Erfan is a resident of Monaco. We believe that Mr. Erfan’s extensive experience in finance and our industry makes him a valuable addition to our Board.
Igor Gonzales, 66, has served as a member of our Board since June 2020. In addition to our Board, Mr. Gonzales serves on the board of directors of Hudbay Minerals Inc. and Harte Gold Corp. Mr. Gonzales has more than 30 years of experience in the mining industry. Since June 2020, Mr. Gonzales has served as the chief operating officer at Appian Capital Advisory, a leading investment advisor in the metals and mining industry. From June 2017 to May 2020, Mr. Gonzales served as the president and chief executive officer at Sierra Metals Inc. From November 2014 to April 2017, Mr. Gonzales served as the chief operating officer at Companiade Minas Buenaventura. Previously, Mr. Gonzales served as the executive vice president and chief operating officer at Barrick Gold Corporation and in various roles with Southern Peru Copper Corporation. In addition, Mr. Gonzales has served on the board of directors of Compañia de Minas Buenaventura and Cia Minera El Brocal. Mr. Gonzales holds a B.S. in Chemical Engineering from the University of San Antonio Abad in Cusco, Peru, and an M.S. in Extractive Metallurgy from the New Mexico Institute of Mining and Technology, where he was a Fulbright Scholar. Mr. Gonzales is a resident of Lima, Peru. We believe that Mr. Gonzales’ extensive experience in our industry makes him a valuable addition to our Board.

Karl Hanneman, 63, has served as a member of our Board since October 2019. In addition to our Board, Mr. Hanneman also serves on the board of directors of International Tower Hill Mines, Ltd., Usibelli Coal Mine, Inc. and Northrim BanCorp, Inc. Mr. Hanneman has more than 35 years of mining industry management and technical experience as an executive, manager, mining engineer, mine operator and entrepreneur. Since February 2017, Mr. Hanneman has served as chief executive officer of International Tower Hill Mines, Ltd., where he leads a team advancing a 10-million-ounce gold resource in Alaska through project optimization. From March 2015 to February 2017, Mr. Hanneman served as chief operating officer of International Tower Hill Mines, Ltd. Previously, Mr. Hanneman served as general manager and project manager of International Tower Hill Mines, Ltd. and as director, corporate affairs, Alaska and as Alaska regional manager at Teck Resources Ltd., including being responsible for overseeing the $350 million Pogo Gold project throughout the period of underground exploration, feasibility study, project design and permitting. Mr. Hanneman holds a B.S. in Mining Engineering, magna cum laude, from the University of Alaska. Mr. Hanneman is a resident of Fairbanks, Alaska. We believe that Mr. Hanneman’s extensive experience in our industry makes him a valuable addition to our Board.
Charles Hansard, 72, has served as a member of our Board since October 2020. In addition to our Board, Mr. Hansard also serves on the board of directors of Baker Steel Resources Trust Limited, Electrum Limited and JJJ Moore Ltd. He previously served on the Board of Moore Global Investors Ltd. from 1996 until 2020. Mr. Hansard has more than 25 years of experience in corporate governance at the board of directors level. Mr. Hansard served as the chairman of African Platinum Plc, which he led through reorganization and feasibility prior to its acquisition by Impala Platinum Ltd. and has served on the board of directors of AIG Asset Management (Europe) Ltd., Apex Silver Mines Limited and Deutsche Global Liquidity PLC. Mr. Hansard holds a B.B.S. from Trinity College Dublin. Mr. Hansard is a resident of London, U.K. We believe that Mr. Hansard’s extensive experience in corporate governance makes him a valuable addition to our Board.
Igor Levental, 65, has served as a member of our Board since April 2019. In addition to our Board, Mr. Levental serves on the board of directors of NOVAGOLD Resources Inc. Mr. Levental has more than 30 years of experience across a broad cross-section of the international mining industry. Since February 2010, Mr. Levental has served as president of The Electrum Group LLC, a privately held global natural resources investment management company. Previously, Mr. Levental has held senior executive positions with major mining companies, including Homestake Mining Company and International Corona Corp. In addition, Mr. Levental has served on boards of directors of several other mineral explorers and developers, including Gabriel Resources Ltd. and NovaCopper Inc. (now Trilogy Metals Inc.). Mr. Levental is a professional engineer of the Province of Ontario. Mr. Levental holds a B.S. in Chemical Engineering and an M.B.A. from the University of Alberta. Mr. Levental is a resident of Denver, Colorado. We believe that Mr. Levental’s extensive experience in finance and our industry makes him a valuable addition to our Board.
Stephen Orr, 66, has served as our Chief Executive Officer since June 2011 and has served on our Board since May 2011, including as our Executive Chairman from May 2011 to January 2020. Mr. Orr has more than 40 years of experience in the mining industry, including international commercial experience at both executive and operational levels. Previously, Mr. Orr served as president, director and chief executive officer at Ventana Gold Corp., a Vancouver-based mineral exploration and development company, as director and chief executive officer at OceanaGold, where under his leadership OceanaGold built and commissioned two new mines in New Zealand, as vice president of North American operations and then managing director of Australia and Africa operations at Barrick Gold Corporation and as president and chief executive officer at Homestake Canada Inc. Mr. Orr holds a B.S. in Mining Engineering from the University of Arizona and an M.B.A. from St. Mary’s College, California. Mr. Orr is a resident of Dallas, Texas. We believe that Mr. Orr’s extensive experience in the international mining industry at both executive and operational levels makes him a valuable member of our Board.
David Peat, 68, has served as a member of our Board since September 2011. Mr. Peat has more than 35 years of experience in financial leadership in support of mining corporations. Mr. Peat previously served as vice president and chief financial officer at Frontera Copper Corporation, as vice president and global controller at Newmont Mining Corporation and as vice president of finance and chief financial officer at Homestake Mining Company. In addition, Mr. Peat has served on the board of directors of Gabriel Resources Ltd., Electrum Special Acquisition Corporation, AQM Copper Inc., Fortune Bay Corp. and Brigus Gold

Corp. Mr. Peat is a member of the Institute of Chartered Professional Accountants of Ontario. Mr. Peat holds a B.Com., Honors in Business Administration from the University of Windsor and a B.A. in Economics from the University of Western Ontario. Mr. Peat is a resident of Fernandina Beach, Florida. We believe that Mr. Peat’s academic training in business and economics and his extensive experience in corporate finance and accounting make him a valuable addition to our Board.
Daniel Muñiz Quintanilla, 47, has served as a member of our Board since April 2021. In addition to our Board, Mr. Muñiz serves on the board of directors of Hudbay Minerals Inc. and Brookfield Infrastructure Partners. Mr. Muñiz is a highly accomplished mining executive whose previous experience includes a 12-year tenure with Grupo Mexico, SAB de CV and its subsidiaries, Americas Mining Corp. and Southern Copper Corp., where he served in a variety of leadership roles, including Managing Director (CEO) and Chief Financial Officer. Mr. Muñiz holds a Master’s Degree in Financial Law from Georgetown University Law Center in Washington D.C., a Master’s Degree in Business Administration from Instituto de Empresa in Madrid, Spain, and a Law Degree from the Universidad Iberoamericana in Mexico City, Mexico. Mr. Muñiz is a resident of Mexico City, Mexico. We believe that Mr. Muñiz’s experience in the mining industry makes him a valuable addition to our Board.
Required Vote
Each director must be elected by a plurality of the votes of the shares of capital stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means the nine nominees who receive the greatest number of FOR votes will be elected. Stockholders may not cumulate votes in the election of directors. Votes withheld and broker non-votes will not be treated as votes cast for or against a particular director nominee, and will therefore have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1

CORPORATE GOVERNANCE AND BOARD MATTERS
To provide a framework for effective corporate governance, our Board has adopted Corporate Governance Guidelines, which outline the operating principles of our Board of Directors and the composition and working processes of our Board and its committees. Our Compensation and Nominating Committee annually reviews our Corporate Governance Guidelines and developments in corporate governance and recommends proposed changes to the Board for approval as it deems necessary or appropriate.
Our Corporate Governance Guidelines, along with other corporate governance documents, such as committee charters and our Code of Business Conduct and Ethics, are available on our website at https://investor.gatossilver.com/governance/governance-documents.
Board Composition and Director Independence
Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that our Board shall consist of not less than three directors and not more than 12 directors, and the number of directors may be changed only by resolution adopted by the affirmative vote of a majority of the entire Board. Our Board consists of a single class of directors, which is currently comprised of nine members, and directors serve until a successor is duly elected and qualified or until a director’s earlier death, resignation or removal. Certain affiliates of The Electrum Group LLC (collectively, “Electrum”) and the Municipal Employees’ Retirement System of Michigan (“MERS”) have certain director nomination rights pursuant to a shareholders agreement that we entered into in connection with our initial public offering (“IPO”). See “Certain Relationships and Related Party Transactions — Shareholders Agreement” for additional information. Electrum and MERS have not nominated a director for election at the Annual Meeting pursuant to the shareholders agreement.
Under our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”), a majority of our Board members must be independent under the NYSE definition. Our Board has affirmatively determined that each of Ms. Stairs and Messrs. Erfan, Gonzales, Hanneman, Hansard, Levental, Peat and Muñiz is an independent director within the meaning of the applicable rules of the NYSE. Thomas S. Kaplan, Jeb Burns and Wayne Kirk, each of whom were previously serving on our Board during 2020, were also determined to be independent within the meaning of the applicable rules of the NYSE.
Mr. Orr has notified the Board that he intends to retire as Chief Executive Officer within one to two years following the completion of our IPO in October 2020. Accordingly, the Board has initiated efforts to recruit an experienced executive as President, who will work closely with Mr. Orr and be considered to succeed Mr. Orr as Chief Executive Officer. We intend for Mr. Orr to continue to serve on our Board after his retirement as Chief Executive Officer.
Diversity
Board of Directors
We have not adopted a formal policy with respect to the identification and nomination of women and nominees of other diverse attributes on the Board. Establishing and implementing a policy regarding diversity and female representation on the Board will be an element that we will take into consideration going forward.
There is currently one woman on the Board (representing 11% of the current directors) and the Board is committed to increasing the level of women on the Board as board turnover occurs from time to time, taking into account the skills, background, experience and knowledge desired at a particular time by the Board and its committees. Accordingly, consideration of the number of women who are directors, along with consideration of whether other diverse attributes are sufficiently represented on the Board, will be an important component of the selection process for new members of the Board going forward.
Our Compensation and Nominating Committee will, within the purview of its mandate, have the responsibility to take diversity into consideration as part of the overall director selection and nomination processes and to make the identification of female candidates a search criterion. Gender diversity on the Board will be achieved by continuously monitoring the level of female representation and, where appropriate, recruiting qualified female candidates to fill positions, as the need arises, through vacancies, growth or otherwise.
The Board has not adopted a target regarding the number of women on the Board as it has determined that a target would not be the most effective way of ensuring greater diversity. The Board will, however, consider the appropriateness of adopting such a target in the future.
Executive Officer Positions
In appointing individuals to executive officer positions, we weigh a number of factors, including skills, experience and personal attributes required for the position along with the level of female representation within our senior management team. There are currently no women occupying an executive officer position within the Company. We are, however, committed to increasing the gender diversity of our executive officers going forward.
We have not adopted a target for the number of women in executive officer positions. The Board believes the most effective way to achieve greater diversity in our senior management team is to identify high-potential women and work with them to ensure they develop the skills, acquire the experience and have the opportunities necessary to eventually occupy executive officer positions. This includes taking action to build a culture of inclusion throughout the organization. The Board will, however, continue to evaluate the appropriateness of adopting targets in the future.
Director Meeting Attendance
Under our Corporate Governance Guidelines, our directors are expected to attend all meetings of the Board and any committees of the Board on which they serve, in the absence of good reasons for not being able to do so. Additionally, our directors are also encouraged to attend the Company’s annual meeting of stockholders.
In 2020, the Board held three meetings, including regularly scheduled and special meetings. In 2020, each of the directors attended at least 75% of the aggregate of all meetings of the Board and the meetings of the committees on which he or she served (during the periods for which he or she served on the Board and such committees).
Executive Sessions of Independent Directors
Our independent directors meet in executive session at least once each year to discuss matters relating to management development and management succession, as well as to evaluate members of executive management. Independent Directors are offered the opportunity to hold an executive session following each meeting of the Board. A duly appointed independent director presides over each such executive session.
Board Committees
Our Board has the following five committees: Audit Committee; Compensation and Nominating Committee; Executive and Corporate Communications Committee; Technical, Environmental, Health and Safety Committee; and Finance Committee. Our Board has adopted charters for each of these committees. Charters for our Audit Committee and our Compensation and Nominating Committee are available on our website at https://investor.gatossilver.com/governance/governance-documents.

Current committee memberships are as follows:
Audit Committee	Compensation and Nominating Committee	Executive and Corporate Communications Committee	Technical, Environmental, Health and Safety Committee	Finance Committee
David Peat*	Karl Hanneman*	Janice Stairs*	Igor Gonzales*	David Peat*
Janice Stairs	Ali Erfan	Igor Levental	Stephen Orr	Igor Levental
Charles Hansard	Igor Gonzales	Stephen Orr	Karl Hanneman	Ali Erfan

*
Committee Chair

Audit Committee
Our Audit Committee met two times during 2020. Our Audit Committee is responsible for, among other things: approving the engagement of our independent public auditor and the scope of the audit to be undertaken by such auditor; reviewing with management and the independent auditor the financial information to be included in our Annual Reports on Form 10-K; and reviewing all proposed related person transactions for the purpose of recommending to the disinterested members of the Board that the transaction should be ratified and approved.
The Board has determined that that all members of our Audit Committee are independent directors under SEC and NYSE rules applicable to audit committee members. Additionally, the Board has determined that (i) Mr. Peat qualifies as an “audit committee financial expert” as defined under the rules of the SEC and (ii) each member of our Audit Committee is financially literate as specified in the rules of the NYSE.
Compensation and Nominating Committee
Our Compensation and Nominating Committee met two times during 2020. Our Compensation and Nominating Committee is responsible for, among other things: recommending and advising the independent directors of the Board with respect to the compensation for our Chief Executive Officer; recommending and advising the Board with respect to the compensation of directors and other executive officers; making recommendations to the Board regarding the establishment and terms of our employee equity-based incentive plans and administering such plans; identifying and recommending director nominees for approval by the Board; developing and recommending to the Board corporate governance principles applicable to us; and overseeing the annual evaluation of the Board’s performance.
The Board has determined that all members of our Compensation and Nominating Committee are independent directors under SEC and NYSE rules applicable to compensation committee members. Additionally, the Board has determined that each member of our Compensation and Nominating Committee meets the non-employee director requirements of Rule 16b-3 under the Exchange Act.
Our Compensation and Nominating Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, our Compensation and Nominating Committee takes into consideration advice from the independent compensation consultant, which was FW Cook for 2020, and recommendations from the Chief Executive Officer. At the request of the Compensation and Nominating Committee, the Company retained FW Cook to generate reports. Such reports were delivered directly to the Compensation and Nominating Committee without management influence. From April 2021, FW Cook has been retained directly by the Compensation and Nominating Committee. Our Compensation and Nominating Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee.
Executive and Corporate Communication Committee
Our Executive and Corporate Communications Committee was established in October 2020 and did not meet during 2020. Our Executive and Corporate Communications Committee has and may exercise all of the powers and authority of the Board, subject to such limitations as the Board and/or applicable law may from time to time impose.

Technical, Environmental, Health and Safety Committee
Our Technical, Environmental, Health and Safety Committee met once during 2020. Our Technical, Environmental, Health and Safety Committee is responsible for the review of our technical, environmental, health and safety performance, and mineral resources, resource and reserve reporting.
Finance Committee
Our Finance Committee was established in October 2020 and did not meet during 2020. Our Finance Committee is responsible for assisting the Board in its oversight of our major investments and financial risk management programs, policies and processes.
Board Leadership Structure
Consistent with our Corporate Governance Guidelines, Mr. Orr serves as our Chief Executive Officer and Ms. Stairs serves as the Chair of the Board. We believe separation of the offices of Chief Executive Officer and Chair of the Board is appropriate under our circumstances because it helps preserve our Board’s independence and objectivity, provides an appropriate division of labor between our Chief Executive Officer and Chair of the Board, and contributes to our effective governance, in part by allowing the Chief Executive Officer to focus his time and energy on operating and managing the Company and leveraging the experience and perspectives of the independent Chair of the Board.
Risk Oversight
Our Board has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board receives reports from various members of management and the various board committees, and is actively involved in monitoring and approving key decisions relating to our operations and strategy. In setting the Company’s business strategy, the Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for the Company. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. For example, our Audit Committee oversees risks relating to accounting and financial reporting matters, as well as the enterprise risk management process; our Compensation and Nominating Committee oversees risks relating to the compensation and incentives provided to our executive officers, as well as risks and exposures associated with director and management succession planning, corporate governance and overall effectiveness of the Board; our Technical, Environmental, Health and Safety Committee oversees risks relating to the Company’s health and safety practices; and our Finance Committee oversees our financial risk management programs, policies and processes. The Board is advised by these committees of significant risks and management’s response via periodic updates.
Nomination of Directors
As discussed above, our Compensation and Nominating Committee identifies and recommends director nominees for approval by the Board. In reviewing potential nominees, our Compensation and Nominating Committee considers each potential nominee’s character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and the applicable listing standards of any stock exchange on which the Company may be listed. The Board and our Compensation and Nominating Committee believe that having directors from diverse backgrounds provides better corporate governance and decision making. See “— Diversity” above for additional information. The Board also recognizes the importance of soliciting new candidates for membership on the Board and that the needs of the Board, in terms of the relative experience and other qualifications of candidates, may change over time.
Our Compensation and Nominating Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates it identified, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend nominees for election to the Board should submit their recommendations in writing to our Secretary at Gatos Silver, Inc., 8400 E.

Crescent Parkway, Suite 600, Greenwood Village, CO 80111. See “Stockholder Proposals and Director Nominations for the 2022 Annual Meeting” and our Amended and Restated Bylaws for additional information.
Electrum and MERS have certain director nomination rights pursuant to a shareholders agreement that we entered into in connection with our IPO. See “Certain Relationships and Related Party Transactions — Shareholders Agreement” for additional information. Electrum and MERS have not nominated a director for election at the Annual Meeting pursuant to the shareholders agreement.
Majority Vote Policy
Our Corporate Governance Guidelines contain a majority vote policy whereby if the votes “for” the election of a director nominee at a meeting of stockholders are fewer than a majority (50% plus one vote) of the votes cast with respect to his or her election, the nominee will immediately submit his or her resignation after the meeting for the consideration of the Board. Our Compensation and Nominating Committee will make a recommendation to the Board after reviewing the matter, and the Board will decide within 90 days after the meeting of stockholders whether to accept or reject the resignation. The resignation will be effective when accepted by the Board, which will accept the resignation absent exceptional circumstances. This majority vote policy does not apply in circumstances involving contested director elections.
Code of Business Conduct and Ethics
We have adopted our Code of Business Conduct and Ethics that applies to our directors and all employees, including our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct and Ethics is available on our website at https://investor.gatossilver.com/governance/governance-documents. We intend to satisfy the requirement under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics by posting such information on our website.
Restrictions on Hedging, Short Sales and Pledging
Our Insider Trading Policy, which applies to our directors and employees (including executive officers), prohibits trading in options, warrants, puts and calls or similar instruments on the Company’s securities or securities the value of which are derived from Company securities, or selling the Company’s securities short or selling borrowed securities, or otherwise engaging in hedging or price protection transactions with respect to Company securities. In addition, the policy prohibits the pledging of Company’s securities, including holding the Company’s securities in margin accounts.
Communications with the Board
We encourage any stockholder or interested party who desires to communicate with our Board about their views and concerns to do so by writing our General Counsel at Gatos Silver, Inc., 8400 E. Crescent Parkway, Suite 600, Greenwood Village, CO 80111. In general, any stockholder or interested party communication about bona fide issues concerning the Company delivered to our General Counsel for forwarding to the Board or specified member or members will be forwarded in accordance with the stockholder’s instructions.

EXECUTIVE OFFICERS
The following biographies describe the business experience of each of the Company’s executive officers, except for Stephen Orr, our Chief Executive Officer, whose biography is provided under the heading “Proposal One: Election of Directors.”
Philip Pyle, 64, has served as our Vice President of Exploration since June 2011 and has served as our Chief Geologist since January 2020. Mr. Pyle has more than 40 years of experience in the mining industry. Previously, Mr. Pyle served as vice president — exploration at Los Gatos Ltd., as exploration manager at Linear Gold Corp. (now Fortune Bay Corp.), as exploration manager at MIM Exploration Pty Ltd., as exploration manager at BHP Minerals International Exploration Inc. and as a geologist at AMAX Exploration Inc. Mr. Pyle holds a B.A. in Earth Science from Dartmouth College and a Masters in Geological Science from the University of Texas. Mr. Pyle is a resident of Bozeman, Montana.
John Kinyon, 63, has served as our Chief Operating Officer since October 2020. Mr. Kinyon previously served as our Executive Vice President of Operations from April 2016 to October 2020 and as our Vice President of Operations from April 2012 to April 2016. Mr. Kinyon has more than 40 years of U.S. and international operations and construction experience, including experience in various mining positions in the U.S., Canada, Tanzania, Australia, and New Zealand. From April 2011 to March 2012, Mr. Kinyon served as vice president and general manager at Coeur Mining Inc.’s Kensington Mine in Juneau, Alaska. Previously, Mr. Kinyon served as vice president of operations at OceanaGold, as general manager at Yukon Zinc and as general manager at Eskay Creek at Barrick Gold Corporation. Mr. Kinyon holds a B.S. in Engineering and Business Science from South Dakota State University and Black Hills University. Mr. Kinyon is a resident of Coeur d’Alene, Idaho.
Roger Johnson, 63, has served as our Chief Financial Officer since March 2011. Mr. Johnson also formerly served as a Governor-appointed member of the Colorado PERA Board of Trustees. Mr. Johnson has more than 40 years of financial management experience in the mining industry. Previously, Mr. Johnson served as vice president and chief accounting officer at Newmont Mining Corporation, as senior vice president, finance and administration at Pasminco Zinc, Inc., as vice president, controller at Kennecott Utah Copper LLC and practiced public accounting with Coopers & Lybrand (now PricewaterhouseCoopers LLP). Mr. Johnson is a Certified Public Accountant. Mr. Johnson holds a B.S. in Accounting and a Master of Professional Accountancy degree from the University of Utah. Mr. Johnson is a resident of Denver, Colorado.
Luis Felipe Huerta, 50, has served as Project Director of the Cerro Los Gatos Mine since May 2015. Mr. Huerta has more than 25 years of project management experience in the mining industry. From 2012 to 2014, Mr. Huerta served as project manager at Continental Gold Inc. Previously, Mr. Huerta served as project manager at Fortuna Silver Mines Inc. and as project superintendent at Compañía Minera Milpo. Mr. Huerta holds a Bachelors in Engineering Science and a Masters in Project Management from ESAN Graduate School of Business. Mr. Huerta is a resident of Chihuahua, Mexico.
Adam Dubas, 41, has served as our Chief Administrative Officer since January 2019. Mr. Dubas has more than 20 years of experience in financial management. From 2011 to December 2018, Mr. Dubas served as our Corporate Controller. Previously, Mr. Dubas served as a senior manager at KPMG LLP, where he focused on the energy industry, and as an international financial analyst at Sprint Corporation. Mr. Dubas holds a B.S. in Business Administration, with highest distinction, from the University of Nebraska. Mr. Dubas is a resident of Denver, Colorado.

EXECUTIVE AND DIRECTOR COMPENSATION
Our named executive officers (“NEOs”), which consist of our principal executive officer and the two other most highly compensated executive officers who were serving as executive officers at December 31, 2020, are:
•
Stephen Orr, our Chief Executive Officer;

•
Philip Pyle, our Vice President of Exploration and Chief Geologist; and

•
John Kinyon, our Chief Operating Officer.

Summary Compensation Table
The table below summarizes the total compensation earned by each NEO in fiscal years ending 2019 and 2020.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen Orr Chief Executive Officer	2020	619,000	2,012,000	710,000	—	3,341,000
	2019	521,000	931,000	425,000	—	1,877,000
Philip Pyle Vice President of Exploration and Chief Geologist	2020	370,000	1,212,000	289,000	19,500	1,890,500
	2019	350,000	580,000	197,000	19,000	1,146,000
John Kinyon Chief Operating Officer	2020	370,000	1,212,000	295,000	14,600	1,891,600
	2019	350,000	580,000	175,000	15,500	1,120,500

(1)
Represents the grant date fair value of stock options granted to the NEOs in 2019 and 2020, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For additional information, see “— Stock Option Grants” below. Additionally, see Note 8 — Stockholders’ Equity in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of assumptions used for computing the fair value of awards granted.

(2)
Represents performance-based cash bonuses under our Annual Incentive Plan in 2019 and 2020. For additional information, see “— Annual Incentive Plan” below.

(3)
Represents our matching contribution to the NEO’s 401(k) account.

Executive Employment Agreements
Employment Agreement with Mr. Orr
We entered into an employment agreement with Mr. Orr, dated as of May 3, 2011. He commenced employment as our Executive Chairman effective as of May 4, 2011 and has been our Chief Executive Officer since June 2011.
Base Salary.   Effective January 1, 2020, Mr. Orr receives an annual base salary of $619,000, which will be subject to review on an annual basis and may be adjusted in accordance with the procedures set forth by our Compensation and Nominating Committee.
Annual Bonus.   Mr. Orr is eligible to participate in a bonus plan pursuant to which his current target bonus is 100% of his base salary upon achievement by him and the Company of certain targets determined by our Compensation and Nominating Committee. The amount of bonus attainment may range 0% to 100% of base salary in any given year as determined by our Compensation and Nominating Committee, and the amount of annual bonus actually paid (if any) will depend on the actual performance of the Company and Mr. Orr as determined by our Compensation and Nominating Committee. See “— Annual Incentive Plan.”

Stock Options.   Mr. Orr continues to be eligible to receive equity awards under our compensation programs. See “— Stock Option Grants.”
Benefits and Perquisites.   Mr. Orr is entitled to participate in the various employee benefits plans that are, from time to time, made generally available to our employees.
Confidentiality and Non-Solicitation.   Mr. Orr has agreed to maintain the confidentiality of our information and not to use or allow or help another to use or access such information at any time during or after his employment with us. Mr. Orr has also agreed not to solicit any of our employees, consultants or service providers during his employment and for one year after termination of his employment.
Termination and Change in Control.   Payments and benefits to which Mr. Orr will be entitled upon termination of his employment, whether or not in connection with a change in control, are discussed below under “— Potential Payments Upon Termination or Change in Control.”
Employment Agreement with Mr. Pyle
We entered into an employment agreement with Mr. Pyle, dated as of June 1, 2011, and he commenced employment as our Vice President of Exploration effective as of June 1, 2011.
Base Salary.   Effective January 1, 2020, Mr. Pyle receives an annual base salary of $370,000, which will be subject to review on an annual basis and may be adjusted in accordance with the procedures set forth by our Compensation and Nominating Committee.
Annual Bonus.   Mr. Pyle is eligible to participate in a bonus plan pursuant to which his current target bonus is 70% of his base salary upon achievement by him and the Company of certain targets determined by our Compensation and Nominating Committee. The amount of bonus attainment may range 0% to 100% of base salary in any given year as determined by our Compensation and Nominating Committee, and the amount of annual bonus actually paid (if any) will depend on the actual performance of the Company and Mr. Pyle as determined by our Compensation and Nominating Committee. See “— Annual Incentive Plan.”
Stock Options.   Mr. Pyle is eligible to receive equity awards under our compensation programs. See “— Stock Option Grants.”
Benefits and Perquisites.   Mr. Pyle is entitled to participate in the various employee benefits plans that are, from time to time, made generally available to our employees.
Confidentiality and Non-Solicitation.   Mr. Pyle has agreed to maintain the confidentiality of our information and not to use or allow or help another to use or access such information at any time during or after his employment with us. Mr. Pyle has also agreed not to solicit any of our employees, consultants or service providers during his employment and for one year after termination of his employment.
Termination and Change in Control.   Payments and benefits to which Mr. Pyle will be entitled upon termination of his employment, whether or not in connection with a change in control, are discussed below under “— Potential Payments Upon Termination or Change in Control.”
Employment Agreement with Mr. Kinyon
We entered into an employment agreement with Mr. Kinyon, dated as of April 1, 2016, pursuant to which he commenced employment in his role as our Executive Vice President of Operations as of April 1, 2016. Immediately prior to the completion of our IPO in October 2020, Mr. Kinyon’s title was changed to Chief Operating Officer.
Base Salary.   Effective January 1, 2020, Mr. Kinyon receives an annual base salary of $370,000, which will be subject to review on an annual basis and may be adjusted in accordance with the procedures set forth by our Compensation and Nominating Committee.
Annual Bonus.   Mr. Kinyon is eligible to participate in a bonus plan pursuant to which his current target bonus is 70% of his base salary upon achievement by him and the Company of certain targets determined by our Compensation and Nominating Committee. The amount of bonus attainment may range 0% to 100% of base salary in any given year as determined by our Compensation and Nominating Committee, and the amount of annual bonus actually paid (if any) will depend on the actual performance of the Company and Mr. Kinyon as determined by our Compensation and Nominating Committee. See “— Annual Incentive Plan.”
Stock Options.   Mr. Kinyon is eligible to receive options to purchase our common stock under our compensation programs. See “— Stock Option Grants.”
Benefits and Perquisites.   Mr. Kinyon is entitled to participate in the various employee benefits plans that are, from time to time, made generally available to our employees.
Confidentiality and Non-Solicitation.   Mr. Kinyon has agreed to maintain the confidentiality of our information and not to use or allow or help another to use or access such information at any time during or after his employment with us. Mr. Kinyon has also agreed not to solicit any of our employees, consultants or service providers during his employment and for one year after termination of his employment.
Termination and Change in Control.   Payments and benefits to which Mr. Kinyon will be entitled upon termination of his employment, whether or not in connection with a change in control, are discussed below under “— Potential Payments Upon Termination or Change in Control.”
Stock Option Grants
On May 3, 2019, we granted annual stock option awards in recognition of services performed in fiscal year 2018 to key employees, including our NEOs. The number of shares of our common stock underlying these options granted to our NEOs are detailed in the following table (as adjusted for our 1-for-2 reverse stock split in October 2020 (the “Reverse Stock Split”)). These stock option awards vest ratably on December 14, 2019, December 14, 2020, December 14, 2021 and December 14, 2022. These stock option awards each have an exercise price of $12.00 per share (as adjusted for the Reverse Stock Split).
NEO	Option Shares(1)
Stephen Orr	126,000
Philip Pyle	78,500
John Kinyon	78,500
On January 20, 2020, we granted annual stock option awards in recognition of services performed in fiscal year 2019 to key employees, including our NEOs. The number of shares of our common stock underlying these options granted to our NEOs are detailed in the following table (as adjusted for the Reverse Stock Split). These stock option awards vest ratably over a three-year period, beginning on the first anniversary of the grant. These stock option awards each have an exercise price of $12.00 per share (as adjusted for the Reverse Stock Split).
NEO	Option Shares(1)
Stephen Orr	126,000
Philip Pyle	78,500
John Kinyon	78,500
On October 27, 2020, upon the pricing of our IPO, we granted stock option awards in recognition of services performed in fiscal year 2020 and in connection with the offering to key employees, including our NEOs. The number of shares of our common stock underlying these options granted to our NEOs are detailed in the following table. These stock option awards vest ratably over a three-year period, beginning on the first anniversary of the grant. These stock option awards each have an exercise price of $7.00 per share, which is equal to the public offering price in the offering.
NEO	Option Shares
Stephen Orr	290,000
Philip Pyle	170,000
John Kinyon	170,000

Long Term Incentive Plan
We have adopted the Amended and Restated Long Term Incentive Plan (“LTIP”), which allows us to grant an array of equity-based awards to our NEOs, other employees, consultants and non-employee directors. The purpose of the LTIP is to recognize the contributions made by our employees, consultants and directors, and to provide these individuals with an additional incentive to use maximum efforts for the future success of the Company. All stock options granted to Messrs. Orr, Pyle and Kinyon, as disclosed above, were granted under the LTIP.
Annual Incentive Plan
We have adopted the Annual Incentive Plan (“AIP”), under which our NEOs and other employees are eligible to receive annual cash bonuses. The purpose of the plan is to incentivize our executives and other employees to attain annual performance objectives, thereby furthering our best interests and those of our shareholders.
With respect to the fiscal year ended December 31, 2020, each of our NEOs was eligible for an annual cash bonus under the AIP. Our Compensation and Nominating Committee approved seven performance milestones related to safety, cost management, project completion and governmental and community relations, which were used to determine bonus payouts to the NEOs. The level of achievement of the performance milestones, as well as an individual performance adjustment factor, were used by our Compensation and Nominating Committee to determine the actual bonus payouts as a percentage of the target bonus.
2020 Outstanding Equity Awards at Fiscal Year-End
The table below provides information on the equity awards (which are comprised of only stock options) held by the NEOs as of December 31, 2020. The number of shares and exercise price of our common stock underlying these options granted to our NEOs are adjusted for the Reverse Stock Split.
	Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Stephen Orr	300,000	—	27.66	10/30/2022
	300,000	—	27.66	2/16/2023
	145,000	—	7.00	2/8/2025
	114,437	—	7.00	12/23/2025
	125,000	—	9.00	12/15/2026
	94,500	31,500(1)	9.00	12/5/2027
	63,000	63,000(2)	12.00	12/13/2028
	—	126,000(3)	12.00	1/20/2030
	—	290,000(4)	7.00	10/27/2030
Philip Pyle	51,000	—	27.66	10/30/2022
	51,000	—	27.66	2/16/2023
	55,000	—	7.00	2/8/2025
	58,334	—	7.00	12/23/2025
	77,500	—	9.00	12/15/2026
	58,875	19,625(1)	9.00	12/5/2027
	39,250	39,250(2)	12.00	12/13/2028
	—	78,500(3)	12.00	1/20/2030
	—	170,000(4)	7.00	10/27/2030

	Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John Kinyon	22,500	—	27.66	10/30/2022
	22,500	—	27.66	2/16/2023
	40,000	—	7.00	2/8/2025
	31,569	—	7.00	12/23/2025
	17,500	—	7.00	3/18/2026
	45,250	—	9.00	12/15/2026
	58,875	19,625(1)	9.00	12/5/2027
	39,250	39,250(2)	12.00	12/13/2028
	—	78,500(3)	12.00	1/20/2030
	—	170,000(4)	7.00	10/27/2030

(1)
The options listed here were granted on December 6, 2017, and vest ratably on each of the first four anniversaries following the grant date.

(2)
The options listed here were granted on May 3, 2019, and vest ratably on each of the first four anniversaries following December 14, 2018.

(3)
The options listed here were granted on January 20, 2020, and vest ratably on each of the first three anniversaries following the grant date.

(4)
The options listed here were granted on October 27, 2020, and vest ratably on each of the first three anniversaries following the grant date.

Potential Payments Upon Termination or Change in Control
Below we describe the payments and benefits to which each NEO will be entitled to under his employment agreement if his employment is terminated (i) by us without “cause” or by him for “good reason” (without a “change in control”), (ii) by us without cause or by him for good reason within one year of a change in control or (iii) due to death or “disability” (such terms as defined in the applicable employment agreement).
Mr. Orr
Termination without Cause or for Good Reason.   If we terminate Mr. Orr’s employment without cause or Mr. Orr voluntarily terminates his employment for good reason, he will be entitled to: (i) 12 months of base salary, payable in lump sum, and (ii) if he timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment by us on his behalf of the portion of the monthly premiums for his group health insurance (including coverage of his dependents) that we paid immediately prior to his termination for the 12 months following his termination. Any unvested stock options will cease vesting and be forfeited, and any vested stock options will remain exercisable until the earlier of (i) 180 days following termination and (ii) the expiration of the original option term.
Termination without Cause or for Good Reason in Connection with a Change in Control.   If there is a change in control and (a) within one year following the change in control Mr. Orr’s employment is terminated without cause or Mr. Orr voluntarily terminates his employment for good reason or (b) within three months preceding the change in control we terminate Mr. Orr’s employment without cause and such termination occurred in anticipation of such change in control, he will be entitled to: (i) 24 months of base salary, payable in lump sum, and (ii) if he timely elects continuation coverage under COBRA, payment by us on his behalf of the portion of the monthly premiums for his group health insurance (including coverage of his dependents) that we paid immediately prior to his termination, for the 18 months following his termination. Any unvested stock options will cease vesting and be forfeited, and any vested stock options will remain exercisable until the earlier of (i) 180 days following termination and (ii) the expiration of the original option term.
Death or Disability.   If Mr. Orr’s employment is terminated due to death or disability, he will not be entitled to any payments or benefits. Any unvested stock options will vest in full and remain exercisable until the earlier of (i) one year following termination and (ii) the expiration of the original option term.
Mr. Pyle
Termination without Cause or for Good Reason.   If we terminate Mr. Pyle’s employment without cause or Mr. Pyle voluntarily terminates his employment for good reason, he will be entitled to: (i) 12 months of base salary, payable in lump sum, (ii) a prorated annual bonus for the year of termination determined by multiplying the annual bonus that he otherwise would have earned by a fraction, the numerator of which is the number of days that elapsed between January 1 of the year of termination and his termination date, and the denominator of which is 365 (the “Pro Rata Annual Bonus”), to be paid at the same time as such bonuses are paid to our other executives, and (iii) if he timely elects continuation coverage under COBRA, payment by us on his behalf of the portion of the monthly premiums for his group health insurance (including coverage of his dependents) that we paid immediately prior to his termination, for the 12 months following his termination. Any unvested stock options will cease vesting and be forfeited, and any vested stock options will remain exercisable until the earlier of (i) 180 days following termination and (ii) the expiration of the original option term.
Termination without Cause or for Good Reason in Connection with a Change in Control.   If there is a change in control and (a) within one year following the change in control Mr. Pyle’s employment is terminated without cause or Mr. Pyle voluntarily terminates his employment for good reason or (b) within three months preceding the change in control we terminate Mr. Pyle’s employment without cause and such termination occurred in anticipation of such change in control, he will be entitled to: (i) 24 months of base salary, payable in lump sum, and (ii) if he timely elects continuation coverage under COBRA, payment by us on his behalf of the portion of the monthly premiums for his group health insurance (including coverage of his dependents) that we paid immediately prior to his termination, for the 18 months following his termination. Any unvested stock options will cease vesting and be forfeited, and any vested stock options will remain exercisable until the earlier of (i) 180 days following termination and (ii) the expiration of the original option term.
Death or Disability.   If Mr. Pyle’s employment is terminated due to death or disability, he will be entitled to his Pro Rata Annual Bonus, to be paid at the same time as such bonuses are paid to our other executives. Any unvested stock options will vest in full and remain exercisable until the earlier of (i) one year following termination and (ii) the expiration of the original option term.
Mr. Kinyon
Termination without Cause or for Good Reason.   If we terminate Mr. Kinyon’s employment without cause or Mr. Kinyon voluntarily terminates his employment for good reason, he will be entitled to: (i) 12 months of base salary, payable in lump sum, (ii) a Pro Rata Annual Bonus, to be paid at the same time as such bonuses are paid to our other executives, and (iii) if he timely elects continuation coverage under COBRA, payment by us on his behalf of the portion of the monthly premiums for his group health insurance (including coverage of his dependents) that we paid immediately prior to his termination, for the 12 months following his termination. Any unvested stock options will cease vesting and be forfeited, and any vested stock options will remain exercisable until the earlier of (i) 180 days following termination and (ii) the expiration of the original option term.
Termination without Cause or for Good Reason in Connection with a Change in Control.   If there is a change in control and (a) within one year following the change in control Mr. Kinyon’s employment is terminated without cause or Mr. Kinyon voluntarily terminates his employment for good reason or (b) within three months preceding the change in control we terminate Mr. Kinyon’s employment without cause and such termination occurred in anticipation of such change in control, he will be entitled to: (i) 24 months of base salary, payable in lump sum, and (ii) if he timely elects continuation coverage under COBRA, payment by us on his behalf of the portion of the monthly premiums for his group health insurance (including coverage of his dependents) that we paid immediately prior to his termination, for the 18 months following his termination. Any unvested stock options will cease vesting and be forfeited, and any vested stock options will remain exercisable until the earlier of (i) 180 days following termination and (ii) the expiration of the original option term.
Death or Disability.   If Mr. Kinyon’s employment is terminated due to death or disability, he will be entitled to his Pro Rata Annual Bonus, to be paid at the same time as such bonuses are paid to our other executives. Any unvested stock options will vest in full and remain exercisable until the earlier of (i) one year following termination and (ii) the expiration of the original option term.
Non-Qualified Deferred Compensation Plan for Senior Executives and Outside Directors
Effective January 1, 2019, we adopted the Deferred Compensation Plan for Senior Executives and Outside Directors (the “Deferred Compensation Plan”), under which (i) our senior executives are eligible to elect to defer receipt of any portion of cash compensation or equity compensation awards other than from the exercise of stock options and (ii) our non-employee directors are eligible to elect to defer receipt of any portion of annual retainers or meeting awards.
Participants in the Deferred Compensation Plan are entitled to receive distribution of his or her deferred compensation account in either (i) a single lump sum distribution of cash or shares of our stock or (ii) annual installments of cash or shares of our stock over a period of not more than five (5) years after the date payment commences. All distributions under the Deferred Compensation Plan shall be made or shall commence, as the case may be, on the earlier of (i) the date designated in a participant’s deferral election form and (ii) the date that is six months and one day after the occurrence of (x) the participant’s termination of active service as a senior executive or non-employee director as applicable or (y) the date of the participant’s death; provided, however, that if a participant is a “specified employee” within the meaning of Internal Revenue Code Section 409A (“409A”), payment of any benefits under the Deferred Compensation Plan shall not commence until six months following a participant’s “separation from service” as such term is defined under 409A.
Stock Ownership Policy
Our Board believes that, in order to more closely align the interests of our executive officers and non-employee directors with the long-term interests of the Company’s stockholders, all executive officers and non-employee directors should maintain a minimum level of equity interests in the Company’s common stock. Accordingly, we have adopted minimum stock ownership guidelines for our executive officers and non-employee directors as shown in the table below.
Position	Stock Ownership Guideline
CEO	3x base salary
Other Executive Officers	1x base salary
Non-Employee Directors	3x base annual director cash retainer.
Executives and non-employee directors are subject to a five-year phase in period to meet the applicable ownership requirements, beginning from the later of (i) the date of the IPO; (ii) employment date or director appointment date; or (iii) promotion date. Shares, shares in trust, shares in 401k plans, shares owned directly by family members and DSUs count toward satisfying the guideline, even if unvested. Stock options do not count toward satisfying the guideline until exercised.
Director Compensation
Director Compensation Policy Prior to the IPO
Prior to the completion of our IPO in October 2020, each of our non-employee directors was entitled to receive the following compensation pursuant to our pre-IPO director compensation policy, as applicable:
•
an annual retainer of $35,000 for service on the Board; and

•
$1,500 for each Board and committee meeting attended (whether in person or by telephone), provided that non-employee directors who had to travel intercontinentally from outside of North America to attend a Board or committee meeting in person were entitled to receive an additional $2,500.

All such compensation was to be paid (prorated for the period from January 1, 2020 through October 31, 2020) in the form of immediately vested deferred stock units (“DSUs”) that settle upon the director’s cessation of continuous service. On March 31, 2021, the Company granted DSU awards for Board annual retainers and fees for the period from January 1, 2020 through October 31, 2020, which immediately vested. In determining the number of DSUs to be awarded to each director for such period, our Compensation and Nominating Committee considered the timing of the grant and the subsequent increase in the share price of our common stock following our IPO. Accordingly, on March 31, 2021, our Compensation and Nominating Committee approved an aggregate grant of 41,842 DSUs, to the directors for service for the period from January 1, 2020 through October 31, 2020.
Pursuant to a recommendation from our Compensation and Nominating Committee, at the board meeting immediately following the Annual Meeting, our Compensation and Nominating Committee and our Board are anticipated to confirm and approve an annual equity grant for 2021 under the LTIP with a fair market value of $90,000, with the grant value to be split evenly between stock options and DSUs.
Director Compensation Policy Following the IPO
Beginning November 1, 2020, each of our non-employee directors is entitled to receive the following compensation pursuant to our current director compensation policy, as applicable:
•
an annual retainer of $55,000 for service on the Board of Directors;

•
$1,500 for each committee meeting attended (whether in person or by telephone), provided that non-employee directors who travel intercontinentally from outside of North America to attend a Board or committee meeting in person are entitled to receive an additional $2,500;

•
an annual retainer of $10,000 for service as the chair of our Audit Committee or as the chair of our Compensation and Nominating Committee;

•
an annual retainer of $4,000 for service as the chair of any other standing committee of the Board; and

•
an annual retainer of $55,000 for service as our non-executive Chairperson of the Board.

All such compensation will be paid in cash quarterly in arrears (prorated for the period from November 1, 2020 through December 31, 2020). Each non-employee director may also elect to receive DSUs in lieu of the cash retainer.
Beginning at this Annual Meeting and at each annual meeting of shareholders thereafter, our Compensation and Nominating Committee has recommended, subject to Board approval, that each non-employee director be granted an annual equity grant under the LTIP with a fair market value of $90,000. It is anticipated that the grant value would be split evenly between stock options and DSUs.
Directors are permitted to defer all or a portion of their compensation under the Deferred Compensation Plan, pursuant to which our directors will be able to defer their annual retainers and receive such deferred retainers in cash or in shares of our common stock. The director compensation policies described above do not apply to our employee directors, including Stephen Orr (whose compensation is set forth above under “— Summary Compensation Table”).

The table below sets forth information concerning compensation of our non-employee directors in 2020:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Janice Stairs	19,833(3)	—	160,528	180,361
Ali Erfan	9,167	—	160,528	169,695
Igor Gonzales	11,333	—	142,694	154,027
Karl Hanneman	12,333	—	160,528	172,861
Charles Hansard(4)	10,667	—	—	10,667
Igor Levental	9,167(3)	—	160,528	169,695
David Peat	14,500	—	200,802	215,302
Thomas S. Kaplan(5)	—	—	160,528	160,528
Jeb Burns(6)	—	—	160,528	160,528
Wayne Kirk(7)	—	—	200,802	200,802

(1)
DSU awards for Board annual retainers and fees for the period from January 1, 2020 through October 31, 2020 were granted in March 2021 as described above under “— Director Compensation — Director Compensation Policy Prior to the IPO.” Accordingly, the grant date value of such awards are not reflected in this table. The grant date value of these DSU awards to be included in the director compensation table for 2021 will be as follows: Ms. Stairs, $119,140; Mr. Erfan, $117,004; Mr. Gonzales, $101,022; Mr. Hanneman, $119,140; Mr. Hansard, nil; Mr. Levental, $117,004; and Mr. Peat, $121,227. The grant date value of the DSU awards granted to Messrs. Kaplan, Burns and Kirk was $65,805, $68,673 and $63,795, respectively.

(2)
Represents the grant date fair value of stock options granted to our directors in 2020 determined in accordance with FASB ASC Topic 718. Non-employee directors who served as directors during 2020 had options (both vested and unvested) to purchase the following number of shares of our common stock outstanding as of December 31, 2020: Ms. Stairs, 23,250 (14,208 vested); Mr. Erfan, 23,250 (14,208 vested); Mr. Gonzales, 20,667 (11,625 vested); Mr. Hanneman, 38,750 (29,708 vested); Mr. Hansard, nil; Mr. Levental, 23,250 (14,208 vested); Mr. Peat, 115,172 (106,130 vested); Mr. Kaplan, 23,250 (14,208 vested); Mr. Burns, 38,750 (29,708 vested); and Mr. Kirk, 115,172 (106,130 vested).

See Note 8 — Stockholders’ Equity in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of assumptions used for computing the fair value of awards granted.
(3)
Half of the amount reported in this column was paid in the form of DSUs in lieu of cash at the election of the director.

(4)
Mr. Hansard was appointed to the Board of Directors in October 2020.

(5)
Dr. Kaplan resigned from the Board of Directors in October 2020.

(6)
Mr. Burns resigned from the Board of Directors in October 2020. The compensation was received by MERS for the service of its director designee, Mr. Burns.

(7)
Mr. Kirk resigned from the Board of Directors in August 2020.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board and our Audit Committee recommend that the stockholders ratify the selection of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2021. Our Audit Committee approved the selection of KPMG as the Company’s independent registered public accounting firm for 2021. KPMG is currently the Company’s independent registered public accounting firm.
Although the Company is not required to seek stockholder approval or ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, our Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
We have been advised that a representative of KPMG will attend the Annual Meeting virtually. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Required Vote
Proposal 2 requires the approval by a majority of the votes cast by stockholders. This means the number of votes cast FOR the proposal must exceed the number of votes cast AGAINST the proposal. Abstentions and broker non-votes (of which none are expected) will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 2.
THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

AUDIT COMMITTEE REPORT
The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board. Each member of the Audit Committee is independent as defined in the listing standards of NYSE and under SEC rules. In addition, the Board has determined that David Peat is an “audit committee financial expert” within the meaning of the applicable rules of the SEC.
Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal controls. Management also is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility to conduct an independent audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue an opinion on whether or not the financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows in conformity with U.S. generally accepted accounting principles. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit the Company’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditor is in our and our stockholders’ best interest. KPMG has served as our independent registered public accounting firm since 2011.
In this context, the Audit Committee hereby reports as follows:
1.
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2020 (the “2020 Audited Financial Statements”), including discussions related to critical accounting policies, financial reporting principles and practices, the reasonableness of significant judgments and estimates and the effectiveness of internal control over financial reporting.

2.
The Audit Committee has also reviewed with KPMG the 2020 Audited Financial Statements and has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

3.
The Audit Committee has received the written communications and disclosures from KPMG required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the 2020 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

AUDIT COMMITTEE
David Peat, Chair
Janice Stairs
Charles Hansard

AUDIT AND AUDIT-RELATED FEES
The following table shows the fees billed by KPMG for the years ended December 31, 2020 and December 31, 2019:
	2020	2019
Audit fees(1)	$898,568	$450,000
Audit-related fees	—	—
Tax fees(2)	85,000	78,000
All other fees	—	—
Total	$983,568	$528,000

(1)
Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements, quarterly review of financial statements, IPO and audit services provided in connection with other statutory and regulatory filings.

(2)
Tax fees relate to professional services rendered relating to tax compliance and planning. Such services included corporate income tax return preparation and consultation on foreign tax matters.

Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, KPMG. Under the policy, our Audit Committee generally pre-approves specified services in defined categories up to specified amounts and limits the types of non-audit services that may be provided by the independent accountant. Our Audit Committee may delegate authority to the Chair of the Audit Committee or another member of our Audit Committee to pre-approve any proposed engagement of an independent accountant. However, any engagement of an independent accountant pre-approved as such must be reported to our Audit Committee at its next regularly scheduled meeting. All audit and non-audit services performed by KPMG during the year ended December 31, 2020 were pre-approved by our Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information regarding the beneficial ownership of our common stock as of April 1, 2021 by:
•
each person or group who is known by us to own beneficially more than 5% of our common stock;

•
each member of our Board and director nominee;

•
each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K); and

•
all members of our Board and our executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock of which a person has the right to acquire beneficial ownership at any time within 60 days of April 1, 2021 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
The percentage of common stock beneficially owned in the table is based on 59,409,052 shares of common stock outstanding as of April 1, 2021.
Unless otherwise indicated, the address for each holder listed below is c/o Gatos Silver, Inc., 8400 E. Crescent Parkway, Suite 600, Greenwood Village, CO 80111.
Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Greater than 5% Stockholders
Electrum(1):
Electrum Silver US LLC	19,993,086	33.7%
Electrum Silver US II LLC	4,591,627	7.7%
Total	24,584,713	41.4%
Municipal Employees’ Retirement System of Michigan(2)	6,234,822	10.5%
FMR LLC(3)	8,877,461	14.9%
Directors and Named Executive Officers
Janice Stairs(7)(9)	45,561	*
Ali Erfan(4)(7)(9)	116,860	*
Igor Gonzales(7)(9)	28,216	*
Karl Hanneman(7)(9)	61,895	*
Charles Hansard	—	*
Igor Levental(5)(7)(9)	133,446	*
Stephen Orr(6)(7)	1,356,689	2.3%
David Peat(7)(9)	166,917	*
Daniel Muñiz Quintanilla(8)	—	*
Philip Pyle(7)	483,344	*
John Kinyon(7)	317,485	*
All directors and executive officers as a group (14 persons)	3,463,708	5.8%

*
Represents beneficial ownership of less than 1%.

(1)
The securities reported are based on a Schedule 13G filed on February 4, 2021 by Electrum Silver US LLC (“ESUS”), Electrum Strategic Management LLC (“ESM”), Electrum Global Holdings L.P. (“Global Holdco”), TEG Global GP Ltd. (“TEG Global”), The Electrum Group LLC (“TEG”), Electrum Silver US II LLC (“ESUS II”), Electrum Strategic Opportunities Fund II L.P. (“ESOF II”), Electrum Strategic Opportunities Fund II GP L.P. (“ESOF II GP L.P.”) and ESOF II GP Ltd. (“ESOF II GP”) (for the purposes of this section, collectively, “Electrum”). Mr. Levental is President of TEG and Mr. Erfan is Vice Chairman of TEG.

ESUS directly owns 19,993,086 shares of our common stock. ESM is the manager of ESUS. ESM is wholly owned by Global Holdco, and TEG Global is the general partner of Global Holdco. TEG acts as an investment advisor to Global Holdco. As a result, ESM, Global Holdco, TEG Global and TEG may be deemed to beneficially own shares of our common stock held by ESUS.
ESUS II directly owns 4,591,627 shares of our common stock. ESOF II owns 99% of ESUS II, and ESM is the manager of ESUS II. ESM is wholly owned by Global Holdco, and TEG Global is the general partner of Global Holdco. The general partner of ESOF II is ESOF II GP L.P., and the general partner of ESOF II GP L.P. is ESOF II GP. ESOF II GP is wholly owned by Global Holdco. TEG acts as an investment advisor to ESOF II. As a result, ESOF II, ESM, Global Holdco, TEG Global, ESOF II GP L.P., TEG and ESOF II GP may be deemed to beneficially own shares of our common stock held by ESUS II.
The address of the Electrum entities is 535 Madison Avenue, 12th Floor, New York, New York 10022.
(2)
The securities reported are based on a Schedule 13G filed on February 16, 2021 by the Municipal Employees’ Retirement System of Michigan and represents (i) 6,205,259 shares of our common stock held by MERS and (ii) 29,563 shares of our common stock issuable upon exercise of options that are vested or vest within 60 days of April 1, 2021. The address of MERS is 1134 Municipal Way, Lansing, Michigan 48917.

(3)
The securities reported are based on a Schedule 13G/A filed on February 8, 2021 by FMR LLC. FMR LLC has sole voting power with respect to 1,261,565 shares and sole investment power with respect to 8,877,461 shares. Abigail P. Johnson, a Director, the Chairman and the Chief Executive Officer of FMR LLC, has sole investment power with respect to 8,877,461 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Represents 82,262 shares of our common stock held by Ajami Associates Limited, which is owned and controlled by Mr. Erfan. The address of Ajami Associates Limited is c/o Sphere Management (Maritius) Limited, 6th Floor, Suite 619, Port Louis, Mauritius. Mr. Erfan disclaims beneficial ownership of shares of our common stock held by Electrum. See footnote (1).

(5)
Represents 88,663 shares of our common stock held by Levental Family Trust, for which Mr. Levental is a beneficiary. The address of Levental Family Trust is c/o Davis Graham and Stubbs, 1550 17th St., #500 Denver, Colorado 80202. Mr. Levental disclaims beneficial ownership of shares of our common stock held by Electrum. See footnote (1).

(6)
Represents (i) 91,235 shares of our common stock held by Cast Management 401k Trust, in which Mr. Orr is a beneficiary and (ii) 66,548 shares of our common stock held by Mr. Orr’s spouse. The address of Cast Management 401k Trust is 30 N Gould St, Suite R, Sheridan, Wyoming 82801. Mr. Orr disclaims beneficial ownership of the shares held by his spouse.

(7)
Holdings include the following shares which may be acquired upon the exercise of options outstanding under the LTIP and exercisable within 60 days of April 1, 2021: Janice Stairs — 20,667 shares; Ali Erfan — 20,667 shares; Igor Gonzales — 18,084 shares; Karl Hanneman — 36,167 shares; Igor Levental — 20,667 shares; Stephen Orr — 1,183,937 shares; David Peat — 112,589 shares; Philip Pyle — 417,126 shares; John Kinyon — 303,611 shares; and all current directors and executive officers as a group — 2,816,357 shares.

(8)
Mr. Muñiz was appointed to the Board of Directors effective April 1, 2021.

(9)
Holdings include the following shares which may be acquired upon departure from the Company by settlement of the DSUs outstanding under the LTIP within 60 days of April 1, 2021: Janice Stairs — 14,894 shares; Ali Erfan — 13,931 shares; Igor Gonzales — 10,132 shares; Karl Hanneman — 15,728 shares; Igor Levental — 15,416 shares; David Peat — 49,853 shares; and all current directors as a group — 119,954 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following are summaries of transactions since January 1, 2019 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers, beneficial owners of more than five percent of our voting securities or any other “related person” as defined in Item 404(a) of Regulation S-K had or will have a direct or indirect material interest.
Services Agreement
Effective January 1, 2015, in connection with our Los Gatos Joint Venture (“LGJV”), we entered into a services agreement with the LGJV operating entities consisting of Minera Plata Real S. de R.L. de C.V (“MPR”), Operaciones San Jose del Plata S. de R.L. de C.V. (“OSJ”) and Servicios San Jose del Plata S. de R.L. de C.V. (“SSJ”). Pursuant to the agreement, OSJ agreed to provide to the LGJV certain consulting and administrative services, including services necessary to explore, develop, construct and operate the LGJV and for business development activities. The agreement included indemnification provisions by MPR, SSJ in favor of OSJ and its indemnitees against all losses, damages, costs, expenses and charges incurred by OSJ arising as a result of any act or omission with respect to the provision of services pursuant to the agreement, except for willful misconduct or gross negligence.
The Company received $0.8 million and $2.0 million from the LGJV under this agreement for the years ended December 31, 2020 and 2019, respectively. The Company had receivables under this agreement of $1.2 million and $4.1 million as of December 31, 2020 and 2019, respectively. The Company also incurred certain LGJV costs that are subsequently reimbursed by the LGJV. During the year ended December 31, 2020, $6 million of receivables under this agreement, as well as other outstanding receivables to be reimbursed by the LGJV, were converted to capital of the LGJV.
Reorganization
Immediately prior to the closing of our IPO, we effected a reorganization (the “Reorganization”) whereby Silver Opportunity Partners LLC, which held our interest in the Sunshine Complex in Idaho comprised of the Sunshine Mine and the Sunshine Big Creek Refinery, became a wholly owned subsidiary of a newly created Delaware corporation named Silver Opportunity Partners Corporation (“SOP”). SOP was spun-off from Gatos Silver, Inc. to its shareholders immediately prior to the completion of our IPO and was subsequently renamed to Sunshine Silver Mining & Refining Corporation.
Management Services Agreement
Upon completion of our IPO, we entered into a management services agreement with SOP pursuant to which we will provide certain executive and managerial advisory services to SOP until terminated by either party. SOP will reimburse the Company for costs of such services. The Company earned $0.6 million from SOP under this agreement in 2020, all of which was receivable as of December 31, 2020.
Shareholders Agreement
In connection with our IPO, we entered into a shareholders agreement with Electrum and MERS pursuant to which Electrum and MERS have the right to nominate members of our Board. Electrum has the right to nominate: (a) a number of members of our Board that is one fewer than a majority of the Board following all nominations pursuant to such nomination right so long as Electrum beneficially owns in the aggregate at least 35% of the then outstanding shares of our common stock and (b) one member of our Board so long as Electrum beneficially owns in the aggregate (x) less than 35% of the then outstanding shares of our common stock and (y) at least 5% of the then outstanding shares of our common stock. MERS has the right to nominate one member of our Board for as long as it owns at least 5% of the then outstanding shares of our common stock. The nominees of Electrum and MERS will need to be approved by the Board of Directors and elected at the annual meeting of shareholders. Electrum and MERS have not nominated a director for election at the Annual Meeting pursuant to the shareholders agreement.

The shareholders agreement also provides that for so long as Electrum owns at least 35% of the then outstanding shares of our common stock, certain actions by us will require the approval of Electrum in addition to any other vote by our Board or shareholders. The actions requiring Electrum approval include:
•
change of control transactions,

•
the acquisition or sale of any asset or any joint venture investment in excess of $100 million,

•
the incurrence of indebtedness in excess of $100 million,

•
making any loan, advance or capital contribution in excess of $100 million,

•
equity issuances in excess of $100 million, and

•
dissolution, liquidation, reorganization or bankruptcy proceedings involving us or our material subsidiaries.

In addition, we have agreed to indemnify Electrum and MERS from any losses arising directly or indirectly out of Electrum’s and MERS’s actual, alleged or deemed control or ability to influence us or the actual or alleged act or omission of Electrum’s and MERS’s director nominees, including any act or omission in connection with this offering. If, for any reason our agreement to indemnify Electrum and MERS is unavailable or unenforceable, we will agree to make the maximum contribution to the payment and satisfaction of the indemnified liabilities permissible under applicable law.
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement with Electrum, MERS and substantially all our other existing shareholders prior to the IPO. Pursuant to the registration rights agreement, Electrum and MERS have the right to require us to file a registration statement under the Securities Act with respect to their shares following the expiration of the lock-up period set forth in the lock-up agreements they entered into in connection with our IPO. We will not be obligated to effect more than three demand registrations within a 12-month period. All shareholders under the registration rights agreement will be entitled to piggyback registration rights with respect to any registration initiated by us or another shareholder or shareholders after the consummation of our IPO and will continue to hold this right until they transfer their shares.
Sales of Shares of Common Stock
In May, June and July 2019, we entered into subscription agreements with certain investors with respect to the issuance and sale of shares of our common stock. The following table sets forth the number of shares of our common stock issued and sold to our directors, executive officers or holders of more than 5% of our capital stock at the time of or as a result of such issuance, and any affiliate or immediate family member thereof, pursuant to such subscription agreements:
Name	Number of Shares of Common Stock Purchased	Aggregate Purchase Price
Electrum Silver US LLC	4,166,667	$25,000,000
Municipal Employees’ Retirement System of Michigan	2,500,000	$15,000,000
Stephen Orr(1)	45,000	$270,000

(1)
Purchased by an affiliate of Stephen Orr, our Chief Executive Officer.

Convertible Notes
On April 20, 2020, we entered into a Convertible Note Purchase Agreement with Electrum. From April 20, 2020 through October 30, 2020, we issued and sold to Electrum $15 million aggregate principal amount of convertible notes, which bore an annual interest rate of 5%. In connection with our IPO, we elected to convert all of the outstanding principal amount of the convertible notes, plus $187,000 in accrued and unpaid interest, into an aggregate of 2,712,003 shares of our common stock upon consummation of the offering.
Statement of Policy on Related Party Transactions
The Board has adopted a written related party transaction policy designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest that may exist from time to time. This policy provides, among other things, that all related persons transactions will be ratified and approved by disinterested members of our Board after receiving a recommendation from our Audit Committee that the transaction is fair, reasonable and within our policy. In making its recommendation, our Audit Committee will consider each related party transaction in light of all relevant factors, including without limitation the benefits of the transaction to us, the terms of the transaction and whether they are arm’s length and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and stock exchange standards. For purposes of the policy, a “related persons transactions” generally consists of a transaction, arrangement or relationship involving the Company and the Company’s directors, director nominees or executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock, or immediate family members of any such persons.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2022 ANNUAL MEETING
Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Secretary at Gatos Silver, Inc., 8400 E. Crescent Parkway, Suite 600, Greenwood Village, CO 80111 no later than December 13, 2021. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.
Our Amended and Restated Bylaws further provide that a stockholder proposal relating to the nomination of a person for election as a director at the 2022 Annual Meeting of Stockholders or a stockholder proposal that is not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at such annual meeting, must be submitted in writing and received by our Secretary at the address above no earlier than December 27, 2021 and no later than January 26, 2022. Such written notice must contain the information required by our Amended and Restated Bylaws.
Please refer to our Amended and Restated Bylaws for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our Amended and Restated Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.
ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the year ended December 31, 2020, as required to be filed with the SEC, including the financial statements and the financial statement schedules, will be mailed to stockholders without charge upon written request to our General Counsel at Gatos Silver, Inc., 8400 E. Crescent Parkway, Suite 600, Greenwood Village, CO 80111. Exhibits to the Annual Report will be mailed upon similar request and payment of specified reasonable fees. The Annual Report is also available through the SEC’s Internet web site (www.sec.gov).
HOUSEHOLDING OF PROXY MATERIALS
If you and one or more stockholders share the same address, it is possible that only one copy of the Notice or one copy of the proxy materials, as applicable, was delivered to your address. To obtain separate copies of the Notice or the proxy materials for the Annual Meeting, please contact our General Counsel at (303) 784-5350 or by mail at Gatos Silver, Inc., 8400 E. Crescent Parkway, Suite 600, Greenwood Village, CO 80111, and we will promptly deliver separate copies of these proxy materials to you. If you wish to receive separate copies of the Notice or the proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a stockholder of record of our common stock, you may contact us at the above address and telephone number.
DELINQUENT SECTION 16(a) REPORTS
Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Based solely upon a review of these reports filed electronically with the SEC and certain written representations provided to us by such persons, we believe that all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2020 were filed on a timely basis, except for one Form 4 that was filed by Janice Stairs reporting one transaction.

OTHER MATTERS
The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxy card or their substitutes acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

GATOS SILVER

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE –
www.proxypush.com/GATO
Use the Internet to vote your proxy.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 25, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1. Election of directors:

01 Ali Erfan	04 Charles Hansard	07 Stephen Orr
02 Igor Gonzales	05 Igor Levental	08 Janice Stairs
03 Karl Hanneman	06 David Peat	09 Daniel Muñiz Quintanilla

☐ Vote FOR all nominees (except as marked)

☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

GATOS SILVER, INC.

2021 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 26, 2021
10:00 a.m., Mountain Time

To register for the virtual meeting, please follow the instructions below:

- Visit **register.proxypush.com/GATO** on your smartphone, tablet or computer.
- As a stockholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of this proxy card.
- After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

GATOS SILVER

proxy

This proxy is solicited by the Board of Directors for use at the 2021 Annual Meeting of Stockholders on May 26, 2021.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint Roger Johnson and Adam Dubas, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments.

See reverse for voting instructions.